    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1998.

                                                               FILE NO. 811-7571
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-1A


REGISTRATION STATEMENT UNDER THE
INVESTMENT COMPANY ACT OF 1940


      AMENDMENT NO. 3                                            [X]


              VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN THE DECLARATION OF TRUST)

                               ONE PARKVIEW PLAZA
                           OAKBROOK TERRACE, IL 60181
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)
       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (630) 684-6000

                             RONALD A. NYBERG, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       VAN KAMPEN AMERICAN CAPITAL, INC.
                               ONE PARKVIEW PLAZA
                           OAKBROOK TERRACE, IL 60181
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                             ---------------------

                                   Copies to:
                             WAYNE W. WHALEN, ESQ.
                              THOMAS A. HALE, ESQ.
                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 407-0700

================================================================================

                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS

Items 1, 2, 3 and 5A of Part A are omitted pursuant to Item F.4. of the General Instructions to Form N-1A.

     This Prospectus, which incorporates by reference the entire Statement of Additional Information, concisely sets forth certain information about the Fund that a prospective shareholder should know before investing in the Fund. Shareholders should read this Prospectus carefully and retain it for future reference. A copy of the Statement of Additional Information may be obtained without charge by calling (800) 421-5666 or for Telecommunications Device for the Deaf at (800) 421-2833. The Statement of Additional Information has been filed with the Securities and Exchange Commission ("SEC") and is available along with other related Fund materials at the SEC's internet web site (http://www.sec.gov).


     This Prospectus is dated April 27, 1998.


ITEM 4. GENERAL DESCRIPTION OF REGISTRANT.

     (a) (i) Van Kampen American Capital Foreign Securities Fund (the "Fund"), is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund was organized as a business trust under the laws of Delaware on February 14, 1996.

              The Fund has been created and is managed to provide a vehicle for the publicly offered funds distributed by Van Kampen American Capital Distributors, Inc. for which Van Kampen American Capital Investment Advisory Corp. (the "Adviser") and Van Kampen American Capital Asset Management, Inc. (the "Asset Management") serve as investment adviser or sub-adviser to participate conveniently and economically in foreign securities markets.

         (ii) INVESTMENT OBJECTIVE. The investment objective of the Fund is to provide long-term growth of capital through investments in an internationally diversified portfolio of equity securities of companies of any country. Normally, the Fund invests in securities of issuers traded on markets of at least three of the world's largest countries by market capitalization other than the United States (Japan, United Kingdom, Germany, France, Canada, Switzerland, Italy, Netherlands, Australia, Sweden and Spain), but securities of issuers traded on quoted markets of other countries are also considered for investment. Equity securities include common stocks, preferred stocks and warrants or options to acquire such securities. In selecting portfolio securities, the Fund attempts to take advantage of the differences between economic trends and the anticipated performance of securities markets in various countries.

              The investment objective and policies, the percentage limitations and the kinds of securities in which the Fund may invest may be changed by the Trustees unless expressly governed by those limitations listed under Part B Item 13(b) which can be changed only by action of the shareholders.

              RISK FACTORS. An investment in the Fund involves risks similar to those of investing directly in foreign equity securities. Investment in equity securities of foreign issuers may subject the Fund to risks of foreign, political, economic and legal conditions and developments. Such conditions or developments might include favorable or unfavorable changes in currency exchange rates, exchange control regulations (including currency blockage), expropriation of assets of the Fund or of issuers whose equity securities are held by the Fund, imposition of withholding taxes on dividend or interest payments, and possible difficulty in obtaining and enforcing judgments against a foreign issuer. Also, foreign equity securities may not be as liquid and may have more volatile price fluctuations than comparable domestic equity securities.

              Furthermore, issuers of foreign equity securities are subject to different, often less comprehensive, accounting, reporting and disclosure requirements than domestic issuers. The Fund, in connection with its purchases and sales of foreign securities, other than securities purchased or sold in United States dollars, will incur transaction costs in converting currencies. Also, brokerage costs incurred in purchasing and selling securities in foreign securities markets generally are higher than such costs in comparable transactions in domestic securities markets, and foreign custodial costs relating to the Fund's portfolio securities generally are higher than domestic custodial costs.

              FOREIGN CURRENCY TRANSACTIONS. The value of the Fund's portfolio securities may be affected by changes in currency exchange rates and exchange control regulations. In addition, the Fund will incur costs in connection with conversions between various currencies. The Fund's foreign currency exchange transactions generally will be conducted on a spot basis (that is, cash basis) at the spot rate for purchasing or selling currency prevailing in the foreign currency exchange market. The Fund purchases and sells foreign currency on a spot basis in connection with the settlement of transactions in securities traded in such foreign currency. The Fund does not intend to purchase and sell foreign currencies as an investment, but may enter into contracts with banks or other foreign currency brokers or dealers to purchase or sell foreign currencies at a future date ("forward contracts") and purchase and sell foreign currency futures contracts to hedge against changes in foreign currency exchange rates. A foreign currency forward contract is a negotiated agreement between the contracting parties to exchange a specified amount of currency at a specified future time at a specified rate. The rate can be higher or lower than the spot rate between the currencies that are the subject of the contract.

              The Fund may attempt to hedge against changes in the value of the United States dollar in relation to a foreign currency by entering into a forward contract for the purchase or sale of the amount of foreign currency invested or to be invested, or by buying or selling a foreign currency futures contract for such amount. Such hedging strategies may be employed before the Fund purchases a foreign security traded in the hedged currency which the Fund anticipates acquiring or between the date the foreign security is purchased or sold and the date on which payment therefor is made or received. Hedging against a change in the value of a foreign currency in the foregoing manner does not eliminate fluctuations in the prices of portfolio securities or prevent losses if the prices of such securities decline. Furthermore, such hedging transactions reduce or preclude the opportunity for gain if the value of the hedged currency should move in the direction opposite to the hedged position. The Fund will not speculate in foreign currency forward or futures contracts or through the purchase and sale of foreign currencies.

              TEMPORARY SHORT-TERM INVESTMENTS. It is the Fund's policy, in normal market conditions, to be fully invested in foreign equity securities. However, the Fund may hold a portion of its assets in cash to meet redemptions and other day-to-day operating expenses. The Fund may invest cash held for such purposes in obligations of the United States and of foreign governments, including their political subdivisions, commercial paper, bankers' acceptances, certificates of deposit, repurchase agreements collateralized by these securities, and other short-term evidences of indebtedness. The Fund will only purchase commercial paper if it is rated Prime-1 or Prime-2 by Moody's Investors Service, Inc. or A-1 or A-2 by Standard & Poor's Ratings Group. The Fund also may invest cash held for such purposes in short-term, investment grade foreign debt securities. Investment grade foreign debt securities are those debt securities of foreign issuers which the Adviser determines to have creditworthiness substantially equivalent to that of domestic issuers of debt securities rated investment grade.

              REPURCHASE AGREEMENTS. The Fund may enter into repurchase agreements with domestic or foreign banks or broker/dealers in order to earn a return on temporarily available cash. The Fund will not invest in repurchase agreements maturing in more than seven days if any such investment, together with any other illiquid securities held by the Fund, exceeds 15% of the value of the Fund's net assets.

              For the purpose of investing in repurchase agreements, the Adviser may aggregate the cash that certain funds advised or subadvised by the Adviser or certain of its affiliates would otherwise invest separately into a joint account. The cash in the joint account is then invested and the funds that contributed to the joint account share pro rata in the net revenue generated.

              RESTRICTED SECURITIES. The Fund may invest up to 15% of its net assets in restricted securities and other illiquid assets. As used herein, restricted securities are those that have been sold in the United States without registration under the Securities Act of 1933 ("1933 Act") and are thus subject to restrictions on resale. Excluded from the limitation, however, are any restricted securities which are eligible for resale pursuant to Rule 144A under the 1933 Act and which have been determined to be liquid by the Trustees or by the Advisers pursuant to Board-approved guidelines. The determination of liquidity is based on the volume of reported trading in the institutional secondary market for each security. Since market quotations are not readily available for restricted securities, such securities will be valued by a method that the Fund's Trustees believe accurately reflects fair value.

              SHORT SALES AGAINST THE BOX. The Fund may from time to time make short sales of securities it owns or has the right to acquire through conversion or exchange of other securities it owns. The Fund may not make short sales or maintain a short position if to do so would cause more than 25% of its total assets, taken at market value, to be held as collateral for such sales.

              USING OPTIONS, FUTURES CONTRACTS AND RELATED OPTIONS. The Fund is authorized to utilize options, futures contracts and options thereon.

    (b) See Item (a).

    (c) See Item (a).

ITEM 5. MANAGEMENT OF THE FUND.

    (a) The business and affairs of the Fund are managed under the direction of the Board of Trustees of the Fund. Subject to the Trustees' authority, the Adviser determines the investment of the Fund's assets, provides administrative services and manages the Fund's business and affairs. Van Kampen American Capital Investment Advisory Corp. provides advisory services to the Fund without cost.

    (b) The Adviser is located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181.


        The Adviser is a wholly-owned subsidiary of Van Kampen American Capital, Inc. ("Van Kampen American Capital"). Van Kampen American Capital is a diversified asset management company with more than two million retail investor accounts, extensive capabilities for managing institutional portfolios, and more than $60 billion under management or supervision. Van Kampen American Capital's more than 50 open-end and 38 closed-end funds and more than 2,500 unit investment trusts are professionally distributed by leading financial advisers nationwide.



        Van Kampen American Capital is an indirect wholly-owned subsidiary of Morgan Stanley Dean Witter & Co.



        Morgan Stanley Dean Witter & Co. and various of its directly or indirectly owned subsidiaries, including Morgan Stanley Asset Management Inc., an investment adviser, Morgan Stanley & Co. Incorporated, a registered broker-dealer and investment adviser, and Morgan Stanley International, are engaged in a wide range of financial services. Their principal businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring and other corporate finance advisory activities; merchant banking; stock brokerage and research services; credit services; asset management; trading of futures, options, foreign exchange, commodities and swaps (involving foreign exchange, commodities, indices and interest rates); real estate advice, financing and investing; and global custody, securities clearance services and securities lending.

    (c) Mr. John Cunniff is primarily responsible for the day-to-day management of the Fund's investment portfolio. Mr. Cunniff is a Vice President of the Adviser and has been employed with Asset Management, an affiliate of the Adviser, since October 1995. Prior to that time, Mr. Cunniff was Vice President, Portfolio Manager at Templeton Quantitative Advisors.


    (d) INAPPLICABLE


    (e) ACCESS Investor Services, Inc. ("ACCESS"), P.O. Box 418256, Kansas
        City, Missouri 64141-9256, serves as shareholder service agent for the Fund. ACCESS is a wholly-owned subsidiary of Van Kampen American Capital. The transfer agency fees are determined through negotiations with the Fund's Board of Trustees and are based on competitive market benchmarks. For the period ended December 31, 1997, the Fund paid ACCESS approximately $5,000.



    (f) The Fund's total expense ratio for the period ended December 31, 1997, as a percentage of average net assets was 4.63%.



        Under its investment advisory agreement with the Adviser, the Fund has agreed to assume and pay the charges and expenses of the Fund's operation, including the compensation of the Trustees of the Fund (other than those who are affiliated persons, as defined in the 1940 Act, of the Adviser, Van Kampen American Capital Distributors, Inc., ACCESS, Van Kampen American Capital or Morgan Stanley Dean Witter & Co.), the charges and expenses of independent accountants, legal counsel, any transfer or dividend disbursing agent and the custodian (including fees for safekeeping of securities), costs of calculating net asset value, costs of acquiring and disposing of portfolio securities, interest (if any) on obligations incurred by the Fund, membership dues in the Investment Company Institute or any similar organization, reports and notices to shareholders, costs of registering shares of the Fund under the federal securities laws, miscellaneous expenses and all taxes and fees to federal, state or other governmental agencies.


    (g) INAPPLICABLE

ITEM 5A. MANAGEMENT'S DISCUSSION OF FUND PERFORMANCE.

     INAPPLICABLE

ITEM 6. CAPITAL STOCK AND OTHER SECURITIES.

    (a) The holders of Registrant's shares of beneficial interest will have equal rights to participate in distributions made by the Fund, equal rights to the Fund's assets upon dissolution and equal voting rights; the Fund does not allow cumulative voting. Shares may be redeemed at any time at net asset value with no charge.


    (b) The Fund's shares are offered and sold only to publicly offered funds distributed by Van Kampen American Capital Distributors, Inc. and advised or subadvised by the Adviser or Asset Management. In the event any of such publicly offered funds owns more than 25% of the outstanding shares of the Fund, such publicly offered fund would be deemed to control the Fund within the meaning of the 1940 Act. As of April 3, 1998, Van Kampen American Capital Distributors, Inc., One Parkview Plaza, Oakbrook Terrace, Illinois 60181, owned beneficially and of record 100% of the Fund's outstanding shares.


    (c) INAPPLICABLE

    (d) INAPPLICABLE

    (e) Inquiries regarding the Fund or its shares should be made to the Fund's Secretary, Ronald A. Nyberg, at One Parkview Plaza, Oakbrook Terrace, IL 60181.

    (f) The Fund makes annual distributions of net investment income. The Fund distributes realized capital gains to shareholders annually.

    (g) The Fund has qualified and intends to continue to qualify each year to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). As such, the Fund will distribute all of its net investment income and capital gains to its shareholders and such distributions will generally be taxable as such to its shareholders; while shareholders may be proportionately liable for taxes on income and gains of the Fund, shareholders not subject to tax on their income will not be required to pay tax on amounts distributed to them; the Fund will inform its shareholders of the amount and nature of such income and gains distributed.


    (h) INAPPLICABLE

ITEM 7. PURCHASE OF SECURITIES BEING OFFERED.

    (a) INAPPLICABLE

    (b) Shares of the Fund are offered to eligible purchasers based on the next calculation of a net asset value, which is determined as described under
        Item 8(a) below, after the order is placed. There is no sales charge on the sale of Fund shares.

    (c) INAPPLICABLE

    (d) INAPPLICABLE

    (e) There is no continuing fee paid out of Fund assets to any dealer or any persons who may be advising shareholders regarding the purchase, sale or retention of Fund shares.

    (f) INAPPLICABLE

ITEM 8. REDEMPTION OR REPURCHASE.

    (a) Shareholders may redeem shares at net asset value at any time without charge by submitting a written request in proper form to ACCESS at P.O. Box 418256, Kansas City, Missouri 64141-9256.

        The net asset value per share is determined as of 2:00 p.m. eastern time on each day on which the New York Stock Exchange (the "Exchange") is open or such earlier time as determined by the Trustees when the Exchange closes before 4:00 p.m. eastern time.

        Trading in securities on European and Far Eastern securities exchanges and over-the-counter markets is normally completed well before the close of business on each business day in New York (i.e., a day on which the Exchange is open). In addition, European or Far Eastern securities trading generally or in a particular country or countries may not take place on all business days in New York. Furthermore, trading takes place on all business days in Japanese markets on certain Saturdays and in various foreign markets on days which are not business days in New York and on which the Fund's net asset value is not calculated and on which the Fund does not effect sales, redemptions and repurchases of its shares. There may be significant variations in the net asset value of Fund shares on days when net asset value is not calculated and on which shareholders cannot redeem on account of changes in prices of stocks traded in foreign stock markets.


        The Fund calculates net asset value per share, and therefore effects sales, redemptions and repurchases of its shares, as of the close of the Exchange once on each day on which the Exchange is open. Such calculation does not take place contemporaneously with the determination of the prices of the majority of the portfolio securities used in such calculation. If events materially affecting the value of such securities occur between the time when their price is determined and the time when the Fund's net asset value is calculated, such securities may, at the discretion of the Trustees, be valued at fair value as determined in good faith by the Adviser based on procedures approved by the Trustees.


        The net asset value of the Fund is computed by (i) valuing securities listed or traded on a national securities exchange at the last reported sale price, or if there has been no sale that day at the last reported bid price, using prices as of the close of trading on the Exchange, (ii) valuing unlisted securities for which over-the-counter market quotations are readily available at the most recent bid price as supplied by the National Association of Securities Dealers Automated Quotations ("NASDAQ") or by broker/dealers, and (iii) valuing any securities for which market quotations are not readily available and any other assets at fair value as determined in good faith by the Adviser based on procedures approved by the Trustees. Options on stocks, options on stock indexes, and stock index futures contracts and options thereon, which are traded on exchanges, are valued at their last sale or settlement price as of the close of such exchanges, or, if no sales are reported, at the mean between the last reported bid and asked prices. Debt securities with a remaining maturity of 60 days or less are valued on an amortized cost basis which approximates market value. The Fund reserves the right to redeem in kind.


    (b) INAPPLICABLE

    (c) INAPPLICABLE

    (d) Payment for shares redeemed may be postponed or the right of redemption suspended as provided by the rules of the SEC.

ITEM 9. PENDING LEGAL PROCEEDINGS.

     INAPPLICABLE

                                     PART B

         INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

ITEM 10. COVER PAGE

     Van Kampen American Capital Foreign Securities Fund (the "Fund"), is a diversified, open-end management investment company.

     This Statement of Additional Information is not a prospectus. This Statement of Additional Information should be read in conjunction with the Fund's prospectus (the "Prospectus") dated as of the same date as this Statement of Additional Information. This Statement of Additional Information does not include all of the information a prospective investor should consider before purchasing shares of the Fund. Investors should obtain and read the Prospectus prior to purchasing shares of the Fund. A Prospectus may be obtained without charge by writing or calling Van Kampen American Capital Distributors, Inc. at One Parkview Plaza, Oakbrook Terrace, Illinois 60181 at (800) 421-5666.


     This Statement of Additional Information is dated April 27, 1998.


ITEM 11. TABLE OF CONTENTS.


                                                                          PAGE
                                                                          ----
          General Information and History.............................    B-1
          Investment Objective and Policies...........................    B-1
          Management of the Fund......................................    B-3
          Control Persons and Principal Holders of Securities.........    B-12
          Investment Advisory and Other Services......................    B-12
          Brokerage Allocation and Other Practices....................    B-13
          Capital Stock and Other Securities..........................    B-14
          Purchase, Redemption and Pricing of Securities Being
          Offered.....................................................    B-14
          Tax Status..................................................    B-14
          Underwriters................................................    B-14
          Calculation of Performance Data.............................    B-14
          Financial Statements........................................    B-14


ITEM 12. GENERAL INFORMATION AND HISTORY.

     See Item 4.

     The Fund and Van Kampen American Capital Investment Advisory Corp. (the "Adviser") have adopted Codes of Ethics designed to recognize the fiduciary relationship between the Fund and the Adviser and its employees. The Codes permit directors, trustees, officers and employees to buy and sell securities for their personal accounts subject to certain restrictions. Persons with access to certain sensitive information are subject to preclearance and other procedures designed to prevent conflicts of interest.

ITEM 13. INVESTMENT OBJECTIVE AND POLICIES.

     (a) See Item 4.

     (b) The Fund has adopted certain investment restrictions which may be altered or rescinded only with the approval by the vote of a majority of its outstanding voting shares, which is defined by the Investment Company Act of 1940, as amended (the "1940 Act"), as the lesser of (i) 67% or more of the voting securities present at a meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or (ii) more than 50% of the outstanding voting securities. These restrictions provide that the Fund shall not:

        1. Engage in the underwriting of securities of other issuers, except that the Fund may sell an investment position even though it may be deemed to be an underwriter under the federal securities laws.

        2. Purchase any security (other than obligations of the United States Government, its agencies, or instrumentalities) if more than 25% of its total assets (taken at current value) would then be invested in a single industry.

        3. Invest more than 5% of its total assets (taken at current value) in securities of a single issuer other than the United States Government, its agencies or instrumentalities, or hold more than 10% of the outstanding voting securities of an issuer.

        4. Borrow money except temporarily from banks to facilitate payment of redemption requests and then only in amounts not exceeding 33 1/3% of its net assets, or pledge more than 10% of its net assets in connection with permissible borrowings or purchase additional securities when money borrowed exceeds 5% of its net assets. Margin deposits or payments in connection with the writing of options or in connection with the purchase or sale of forward contracts, futures, foreign currency futures and related options are not deemed to be a pledge or other encumbrance.

        5. Make short sales of securities, unless at the time of the sale it owns or has the right to acquire an equal amount of such securities; provided that this prohibition does not apply to the writing of options or the sale of forward contracts, futures, foreign currency futures or related options.

        6. Purchase securities on margin but the Fund may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities. The deposit or payment by the Fund of initial or maintenance margin in connection with forward contracts, futures, foreign currency futures or related options is not considered the purchase of a security on margin.

        7. Buy or sell real estate or interests in real estate including real estate limited partnerships, provided that the foregoing prohibition does not apply to a purchase and sale of publicly traded (i) securities which are secured by real estate, (ii) securities representing interests in real estate, and (iii) securities of companies principally engaged in investing or dealing in real estate.

        8. Invest in commodities or commodity contracts, except that the Fund may enter into transactions in options, futures contracts or related options including foreign currency futures contracts and related options and forward contracts.

        9. Issue senior securities, as defined in the 1940 Act, except that this restriction shall not be deemed to prohibit the Fund from (i) making and collateralizing any permitted borrowings, (ii) making any permitted loans of its portfolio securities or (iii) entering into repurchase agreements, utilizing options, futures contracts, options on futures contracts, forward contracts, forward commitments and other investment strategies and instruments that would be considered "senior securities" but for the maintenance by the Fund of a segregated account with its custodian or some other form of "cover".

    (c) INAPPLICABLE

    (d) The Adviser expects portfolio turnover not to exceed 400% annually.

ITEM 14. MANAGEMENT OF THE FUND



TRUSTEES AND OFFICERS



     The tables below list the trustees and officers of the Fund and other executive officers of the Fund's investment adviser and their principal occupations for the last five years and their affiliations, if any, with VK/AC Holding, Inc. ("VKAC Holding"), Van Kampen American Capital, Inc. ("Van Kampen American Capital" or "VKAC"), Van Kampen American Capital Investment Advisory Corp. ("Advisory Corp."), Van Kampen American Capital Asset Management, Inc. ("Asset Management"), Van Kampen American Capital Distributors, Inc., the distributor of the Fund's shares (the "Distributor"), Van Kampen American Capital Advisors Corp., Van Kampen Merritt Equity Advisors Corp., Van Kampen American Capital Insurance Agency of Illinois, Inc., VK/AC System, Inc., Van Kampen American Capital Record Keeping Services, Inc., American Capital Contractual Services, Inc., Van Kampen American Capital Trust Company, Van Kampen American Capital Exchange Corporation, and ACCESS Investors Services Inc., the Fund's transfer agent ("ACCESS"). Advisory Corp. and Asset Management sometimes are referred to herein collectively as the "Advisers". For purposes hereof, the term "Fund Complex" includes each of the open-end investment companies advised by the Advisers (excluding the Van Kampen American Capital Exchange Fund).



                                    TRUSTEES



                                                            PRINCIPAL OCCUPATIONS OR
          NAME, ADDRESS AND AGE                            EMPLOYMENT IN PAST 5 YEARS
          ---------------------                            --------------------------
J. Miles Branagan.........................  Private investor. Co-founder, and prior to August 1996,
1632 Morning Mountain Road                  Chairman, Chief Executive Officer and President, MDT
Raleigh, NC 27614                           Corporation (now known as Getinge/Castle, Inc., a
Date of Birth: 07/14/32                     subsidiary of Getinge Industrier AB), a company which
                                            develops, manufactures, markets and services medical and
                                            scientific equipment. Trustee/Director of each of the
                                            funds in the Fund Complex.

Richard M. DeMartini*.....................  President and Chief Operating Officer, Individual Asset
Two World Trade Center                      Management Group, a division of Morgan Stanley Dean
66th Floor                                  Witter & Co. Mr. DeMartini is a Director of InterCapital
New York, NY 10048                          Funds, Dean Witter Distributors, Inc. and Dean Witter
Date of Birth: 10/12/52                     Trust Company. Trustee of the TCW/DW Funds. Director of
                                            the National Healthcare Resources, Inc. Formerly Vice
                                            Chairman of the Board of the National Association of
                                            Securities Dealers, Inc. and Chairman of the Board of the
                                            Nasdaq Stock Market, Inc. Trustee/Director of each of the
                                            funds in the Fund Complex.

Linda Hutton Heagy........................  Managing Partner of Heidrick & Stuggles, an executive
Sears Tower                                 search firm. Prior to 1997, Partner, Ray & Berndtson,
233 South Wacker Drive                      Inc., an executive recruiting and management consulting
Suite 7000                                  firm. Formerly, Executive Vice President of ABN AMRO,
Chicago, IL 60606                           N.A., a Dutch bank holding company. Prior to 1992,
Date of Birth: 06/03/48                     Executive Vice President of La Salle National Bank.
                                            Trustee on the University of Chicago Hospitals Board, The
                                            International House Board and the Women's Board of the
                                            University of Chicago. Trustee/Director of each of the
                                            funds in the Fund Complex.

R. Craig Kennedy..........................  President and Director, German Marshall Fund of the
11 DuPont Circle, N.W.                      United States. Formerly, advisor to the Dennis Trading
Washington, D.C. 20036                      Group Inc. Prior to 1992, President and Chief Executive
Date of Birth: 02/29/52                     Officer, Director and Member of the Investment Committee
                                            of the Joyce Foundation, a private foundation.
                                            Trustee/Director of each of the funds in the Fund
                                            Complex.

                                                            PRINCIPAL OCCUPATIONS OR
          NAME, ADDRESS AND AGE                            EMPLOYMENT IN PAST 5 YEARS
          ---------------------                            --------------------------
Jack E. Nelson............................  President, Nelson Investment Planning Services, Inc., a
423 Country Club Drive                      financial planning company and registered investment
Winter Park, FL 32789                       adviser. President, Nelson Ivest Brokerage Services Inc.,
Date of Birth: 02/13/36                     a member of the National Association of Securities
                                            Dealers, Inc. ("NASD") and Securities Investors
                                            Protection Corp. ("SIPC"). Trustee/Director of each of
                                            the funds in the Fund Complex.

Don G. Powell*............................  Chairman and a Director of VKAC. Chairman and a Director
2800 Post Oak Blvd.                         of the Advisers and the Distributor. Chairman and a
Houston, TX 77056                           Director of ACCESS. Director or officer of certain other
Date of Birth: 10/19/39                     subsidiaries of VKAC. Chairman of the Board of Governors
                                            and the Executive Committee of the Investment Company
                                            Institute. Prior to November 1996, President, Chief
                                            Executive Officer and a Director of VKAC Holding.
                                            Trustee/ Director of each of the funds in the Fund
                                            Complex and other funds advised by the Advisers or Van
                                            Kampen American Capital Management Inc.

Phillip B. Rooney.........................  Vice Chairman and Director of The ServiceMaster Company,
One ServiceMaster Way                       a business and consumer services. Director of Illinois
Downers Grove, IL 60515                     Tool Works, Inc., a manufacturing company; the Urban
Date of Birth: 07/08/44                     Shopping Centers Inc., a retail mall management company;
                                            and Stone Container Corp., a paper manufacturing company.
                                            Trustee, University of Notre Dame. Formerly, President
                                            and Chief Executive Officer, Waste Management, Inc., an
                                            environmental services company, and prior to that
                                            President and Chief Operating Officer, Waste Management,
                                            Inc. Trustee/Director of each of the funds in the Fund
                                            Complex.

Fernando Sisto............................  Professor Emeritus and, prior to 1995, Dean of the
155 Hickory Lane                            Graduate School, Stevens Institute of Technology.
Closter, NJ 07624                           Director, Dynalysis of Princeton, a firm engaged in
Date of Birth: 08/02/24                     engineering research. Trustee/Director of each of the
                                            funds in the Fund Complex.

Wayne W. Whalen*..........................  Partner in the law firm of Skadden, Arps, Slate, Meagher
333 West Wacker Drive                       & Flom (Illinois), legal counsel to the funds in the Fund
Chicago, IL 60606                           Complex, and other open-end and closed-end funds advised
Date of Birth: 08/22/39                     by the Advisers or Van Kampen American Capital
                                            Management, Inc. Trustee/Director of each of the funds in
                                            the Fund Complex, and other open-end and closed-end funds
                                            advised by the Advisers or Van Kampen American Capital
                                            Management, Inc.


---------------

* Such trustee is an "interested person" (within the meaning of Section 2(a)(19) of the 1940 Act). Mr. Whalen is an interested person of the Fund by reason of his firm currently acting as legal counsel to the Fund. Messrs. DeMartini and Powell are interested persons of the Fund and the Advisers by reason of their respective positions with Morgan Stanley Dean Witter & Co. and its affiliates.

                                    OFFICERS



     Messrs. McDonnell, Hegel, Nyberg, Wood, Sullivan, Dalmaso, Martin, Wetherell and Hill are located at One Parkview Plaza, Oakbrook Terrace, IL 60181. The Fund's other officers are located at 2800 Post Oak Blvd., Houston, TX 77056.



                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE               OFFICES WITH FUND                    DURING PAST 5 YEARS
        ------------               -----------------                   ---------------------
Dennis J. McDonnell.........  President                     Executive Vice President and a Director of
  Date of Birth: 05/20/42                                   VKAC and VK/AC Holding, Inc. President,
                                                            Chief Operating Officer and a Director of
                                                            the Advisers, Van Kampen American Capital
                                                            Advisors, Inc., and Van Kampen American
                                                            Capital Management, Inc. President and a
                                                            Director of Van Kampen Merritt Equity
                                                            Advisors Corp. Prior to April of 1997, he
                                                            was a Director of Van Kampen Merritt Equity
                                                            Holdings Corp. Prior to September of 1996,
                                                            Mr. McDonnell was Chief Executive Officer
                                                            and Director of MCM Group, Inc., McCarthy,
                                                            Crisanti & Maffei, Inc. and Chairman and
                                                            Director of MCM Asia Pacific Company,
                                                            Limited and MCM (Europe) Limited. Prior to
                                                            November 1996, Executive Vice President and
                                                            a Director of VKAC Holding. Prior to July
                                                            of 1996, Mr. McDonnell was President, Chief
                                                            Operating Officer and Trustee of VSM Inc.
                                                            and VCJ Inc. President of each of the funds
                                                            in the Fund Complex. President, Chairman of
                                                            the Board and Trustee of other investment
                                                            companies advised by the Advisers or their
                                                            affiliates.

Peter W. Hegel..............  Vice President                Executive Vice President of the Advisers,
  Date of Birth: 06/25/56                                   Van Kampen American Capital Management,
                                                            Inc. and Van Kampen American Capital
                                                            Advisors, Inc. Prior to July of 1996, Mr.
                                                            Hegel was a Director of VSM Inc. Prior to
                                                            September of 1996, he was a Director of
                                                            McCarthy, Crisanti & Maffei, Inc. Vice
                                                            President of each of the funds in the Fund
                                                            Complex and certain other investment
                                                            companies advised by the Advisers or their
                                                            affiliates.

Curtis W. Morell............  Vice President and Chief      Senior Vice President of the Advisers, Vice
  Date of Birth: 08/04/46     Accounting Officer            President and Chief Accounting Officer of
                                                            each of the funds in the Fund Complex and
                                                            certain other investment companies advised
                                                            by the Advisers or their affiliates.

                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE               OFFICES WITH FUND                    DURING PAST 5 YEARS
        ------------               -----------------                   ---------------------
Ronald A. Nyberg............  Vice President and Secretary  Executive Vice President, General Counsel,
  Date of Birth: 07/29/53                                   Secretary and Director of VKAC and VK/AC
                                                            Holding, Inc. Mr. Nyberg is also Executive
                                                            Vice President, General Counsel and a
                                                            Director of Van Kampen Merritt Equity
                                                            Holdings Corp. Executive Vice President,
                                                            General Counsel, Assistant Secretary and a
                                                            Director of the Advisers and the
                                                            Distributor, Van Kampen American Capital
                                                            Advisors, Inc., Van Kampen American Capital
                                                            Management, Inc., Van Kampen American
                                                            Capital Exchange Corporation, American
                                                            Capital Contractual Services, Inc. and Van
                                                            Kampen American Capital Trust Company.
                                                            Executive Vice President, General Counsel
                                                            and Assistant Secretary of ACCESS. Director
                                                            or officer of certain other subsidiaries of
                                                            VKAC. Prior to June of 1997, Director of
                                                            ICI Mutual Insurance Co., a provider of
                                                            insurance to members of the Investment
                                                            Company Institute. Prior to April of 1997,
                                                            he was Executive Vice President, General
                                                            Counsel and Director of Van Kampen Merritt
                                                            Equity Advisors Corp. Prior to July of
                                                            1996, Mr. Nyberg was Executive Vice
                                                            President and General Counsel of VSM Inc.
                                                            and Executive Vice President and General
                                                            Counsel of VCJ Inc. Prior to September of
                                                            1996, he was General Counsel of McCarthy,
                                                            Crisanti & Maffei, Inc. Vice President and
                                                            Secretary of each of the funds in the Fund
                                                            Complex and certain other investment
                                                            companies advised by the Advisers or their
                                                            affiliates.

Alan T. Sachtleben..........  Vice President                Executive Vice President of the Advisers,
  Date of Birth: 04/20/42                                   Van Kampen American Capital Management,
                                                            Inc. and Van Kampen American Capital
                                                            Advisors, Inc. Vice President of each of
                                                            the funds in the Fund Complex and certain
                                                            other investment companies advised by the
                                                            Advisers or their affiliates.

Paul R. Wolkenberg..........  Vice President                Executive Vice President and Director of
  Date of Birth: 11/10/44                                   VKAC, and VK/AC Holding Inc. Executive Vice
                                                            President of the AC Adviser and the
                                                            Distributor. President and a Director of
                                                            ACCESS. President and Chief Operating
                                                            Officer of Van Kampen American Capital
                                                            Record Keeping Services, Inc. Vice
                                                            President of each of the funds in the Fund
                                                            Complex and certain other investment
                                                            companies advised by the Advisers or their
                                                            affiliates.

                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE               OFFICES WITH FUND                    DURING PAST 5 YEARS
        ------------               -----------------                   ---------------------
Edward C. Wood III..........  Vice President and Chief      Senior Vice President of the Advisers and
  Date of Birth: 01/11/56     Financial Officer             Van Kampen American Capital Management,
                                                            Inc. Vice President and Chief Financial
                                                            Officer of each of the funds in the Fund
                                                            Complex and certain other investment
                                                            companies advised by the Advisers or their
                                                            affiliates.

John L. Sullivan............  Treasurer                     First Vice President of the Advisers.
  Date of Birth: 08/20/55                                   Treasurer of each of the funds in the Fund
                                                            Complex and certain other investment
                                                            companies advised by the Advisers or their
                                                            affiliates.

Tanya M. Loden..............  Controller                    Vice President of the Advisers. Controller
  Date of Birth: 11/19/59                                   of each of the funds in the Fund Complex
                                                            and other investment companies advised by
                                                            the Advisers or their affiliates.

Nicholas Dalmaso............  Assistant Secretary           Associate General Counsel and Assistant
  Date of Birth: 03/01/65                                   Secretary of VKAC. Vice President,
                                                            Associate General Counsel and Assistant
                                                            Secretary of the Advisers, the Distributor,
                                                            Van Kampen American Capital Advisors, Inc.
                                                            and Van Kampen American Capital Management,
                                                            Inc. Assistant Secretary of each of the
                                                            funds in the Fund Complex and other
                                                            investment companies advised by the
                                                            Advisers or their affiliates.

Huey P. Falgout, Jr.........  Assistant Secretary           Vice President and a Senior Attorney of
  Date of Birth: 11/15/63                                   VKAC. Vice President and Assistant
                                                            Secretary of the Advisers, the Distributor,
                                                            ACCESS, Van Kampen American Capital
                                                            Management, Inc., American Capital
                                                            Contractual Services, Inc., Van Kampen
                                                            American Capital Exchange Corporation and
                                                            Van Kampen American Capital Advisors, Inc.
                                                            Assistant Secretary of each of the funds in
                                                            the Fund Complex and other investment
                                                            companies advised by the Advisers or their
                                                            affiliates.

                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE               OFFICES WITH FUND                    DURING PAST 5 YEARS
        ------------               -----------------                   ---------------------
Scott E. Martin.............  Assistant Secretary           Senior Vice President, Deputy General
  Date of Birth: 08/20/56                                   Counsel and Assistant Secretary of VKAC and
                                                            VKAC Holding, Inc. Senior Vice President,
                                                            Deputy General Counsel and Secretary of the
                                                            Advisers, the Distributor, ACCESS American
                                                            Capital Contractual Services, Inc., Van
                                                            Kampen American Capital Management, Inc.,
                                                            Van Kampen American Capital Exchange
                                                            Corporation, Van Kampen American Capital
                                                            Advisors, Inc., Van Kampen American Capital
                                                            Insurance Agency of Illinois, Inc., VKAC
                                                            System, Inc., Van Kampen American Capital
                                                            Record Keeping Services, Inc. and Van
                                                            Kampen Merritt Equity Advisors Corp. Prior
                                                            to April of 1997, Senior Vice President,
                                                            Deputy General Counsel and Secretary of Van
                                                            Kampen American Capital Services, Inc. and
                                                            Van Kampen Merritt Holdings Corp. Prior to
                                                            September of 1996, Mr. Martin was Deputy
                                                            General Counsel and Secretary of McCarthy,
                                                            Crisanti & Maffei, Inc., and prior to July
                                                            of 1996, he was Senior Vice President,
                                                            Deputy General Counsel and Secretary of VSM
                                                            Inc. and VCJ Inc. Assistant Secretary of
                                                            each of the funds in the Fund Complex and
                                                            other investment companies advised by the
                                                            Advisers or their affiliates.

Weston B. Wetherell.........  Assistant Secretary           Vice President, Associate General Counsel
  Date of Birth: 06/15/56                                   and Assistant Secretary of VKAC, the
                                                            Advisers, the Distributor, Van Kampen
                                                            American Capital Management, Inc. and Van
                                                            Kampen American Capital Advisors, Inc.
                                                            Prior to September of 1996, Mr. Wetherell
                                                            was Assistant Secretary of McCarthy,
                                                            Crisanti & Maffei, Inc. Assistant Secretary
                                                            of each of the funds in the Fund Complex
                                                            and other investment companies advised by
                                                            the Advisers or the affiliates.

Steven M. Hill..............  Assistant Treasurer           Vice President of the Advisers. Assistant
  Date of Birth: 10/16/64                                   Treasurer of each of the funds in the Fund
                                                            Complex and other investment companies
                                                            advised by the Advisers or their
                                                            affiliates.

Michael Robert Sullivan.....  Assistant Controller          Assistant Vice President of the Advisers.
  Date of Birth: 03/30/33                                   Assistant Controller of each of the funds
                                                            in the Fund Complex and other investment
                                                            companies advised by the Advisers or their
                                                            affiliates.



     Each trustee/director holds the same position with each of the funds in the Fund Complex. As of the date of this Statement of Additional Information, there are 64 operating funds in the Fund Complex. For purposes of the following compensation and benefits discussion, the Fund Complex is divided into the following three groups: the funds advised by Asset Management (the "AC Funds"), the funds advised by Advisory Corp. excluding funds organized as series of the Morgan Stanley Fund, Inc. (the "VK Funds") and the funds advised by Advisory Corp. organized as series of the Morgan Stanley Fund, Inc. (the "MS Funds"). Each trustee/director who is not an affiliated person of VKAC, the Advisers, the Distributor, ACCESS or Morgan Stanley Dean Witter & Co. (each a "Non-Affiliated Trustee") is compensated by an annual retainer and meeting fees for services to the funds in the Fund Complex. Each fund in the Fund Complex (except the money market series of the MS Funds) provides a deferred compensation plan to its Non-Affiliated Trustees that allows trustees/directors to defer receipt of their compensation and earn a return on such deferred amounts. Deferring compensation has the economic effect as if the Non-Affiliated Trustee reinvested his or her compensation into the funds. Each fund in the Fund Complex (except the money market series of the MS Funds) provides a retirement plan to its Non-Affiliated Trustees. That provides Non-Affiliated Trustees with compensation after retirement, provided that certain eligibility requirements are met as more fully described below.



     The trustees recently reviewed and adopted a standardized compensation and benefits program for each fund in the Fund Complex. Effective January 1, 1998, the compensation of each Non-Affiliated Trustee includes an annual retainer in an amount equal to $50,000 per calendar year, due in four quarterly installments on the first business day of each quarter. Payment of the annual retainer is allocated among the funds in the Fund Complex (except the money market series of the MS Funds) on the basis of the relative net assets of each fund as of the last business day of the preceding calendar quarter. Effective January 1, 1998, the compensation of each Non-Affiliated Trustee includes a per meeting fee from each fund in the Fund Complex (except the money market series of the MS Funds) in the amount of $200 per quarterly or special meeting attended by the Non-Affiliated Trustee, due on the date of the meeting, plus reasonable expenses incurred by the Non-Affiliated Trustee in connection with his or her services as a trustee, provided that no compensation will be paid in connection with certain telephonic special meetings.



     For each AC Fund's last fiscal year and the period up to and including December 31, 1997, the compensation of each Non-Affiliated Trustee from the AC Funds includes an annual retainer in an amount equal to $35,000 per calendar year, due in four quarterly installments on the first business day of each calendar quarter. The AC Funds pay each Non-Affiliated Trustee a per meeting fee in the amount of $2,000 per regular quarterly meeting attended by the Non-Affiliated Trustee, due on the date of such meeting, plus reasonable expenses incurred by the Non-Affiliated Trustee in connection with his or her services as a trustee. Payment of the annual retainer and the regular meeting fee is allocated among the AC Funds (i) 50% on the basis of the relative net assets of each AC Fund to the aggregate net assets of all the AC Funds and (ii) 50% equally to each AC Fund, in each case as of the last business day of the preceding calendar quarter. Each AC Fund which is the subject of a special meeting of the trustees generally pays each Non-Affiliated Trustee a per meeting fee in the amount of $125 per special meeting attended by the Non-Affiliated Trustee, due on the date of such meeting, plus reasonable expenses incurred by the Non-Affiliated Trustee in connection with his or her services as a trustee, provided that no compensation will be paid in connection with certain telephonic special meetings.



     For each VK Fund's last fiscal year and the period up to and including December 31, 1997, the compensation of each Non-Affiliated Trustee from each VK Fund includes an annual retainer in an amount equal to $2,500 per calendar year, due in four quarterly installments on the first business day of each calendar quarter. Each Non-Affiliated Trustee receives a per meeting fee from each VK Fund in the amount of $125 per regular quarterly meeting attended by the Non-Affiliated Trustee, due on the date of such meeting, plus reasonable expenses incurred by the Non-Affiliated Trustee in connection with his or her services as a trustee. Each Non-Affiliated Trustee receives a per meeting fee from each VK Fund in the amount of $125 per special meeting attended by the Non-Affiliated Trustee, due on the date of such meeting, plus reasonable expenses incurred by the Non-Affiliated Trustee in connection with his or her services as a trustee, provided that no compensation will be paid in connection with certain telephonic special meetings.



     For the period from July 2, 1997 up to and including December 31, 1997, the compensation of each Non-Affiliated Trustee from the MS Funds was based generally on the compensation amounts and methodology used by such funds prior to their joining the current Fund Complex on July 2, 1997. Each trustee/director was elected as a director of the MS Funds on July 2, 1997. Prior to July 2, 1997, the MS Funds were part of another fund complex (the "Prior Complex") and the former directors of the MS Funds were paid an aggregate fee allocated among the funds in the Prior Complex that resulted in individual directors receiving total compensation between approximately $8,000 to $10,000 from the MS Funds during such funds' last fiscal year.

     Under the deferred compensation plan, each Non-Affiliated Trustee generally can elect to defer receipt of all or a portion of the compensation earned by such Non-Affiliated Trustee until retirement. Amounts deferred are retained by the Fund and earn a rate of return determined by reference to the return on the common shares of such Fund or other funds in the Fund Complex as selected by the respective Non-Affiliated Trustee, with the same economic effect as if such Non-Affiliated Trustee had invested in one or more funds in the Fund Complex. To the extent permitted by the 1940 Act, the Fund may invest in securities of those funds selected by the Non-Affiliated Trustees in order to match the deferred compensation obligation. The deferred compensation plan is not funded and obligations thereunder represent general unsecured claims against the general assets of the Fund.



     Under the retirement plan, a Non-Affiliated Trustee who is receiving compensation from such Fund prior to such Non-Affiliated Trustee's retirement, has at least 10 years of service (including years of service prior to adoption of the retirement plan) and retires at or after attaining the age of 60, is eligible to receive a retirement benefit equal to $2,500 per year for each of the ten years following such retirement from such Fund. Non-Affiliated Trustees retiring prior to the age of 60 or with fewer than 10 years but more than 5 years of service may receive reduced retirement benefits from such Fund. Each trustee/director has served as a member of the Board of Trustees of the Fund since he or she was first appointed or elected in the year set forth below. The retirement plan contains a Fund Complex retirement benefit cap of $60,000 per year.



     Additional information regarding compensation and benefits for trustees is set forth below for the periods described in the notes accompanying the table.



                               COMPENSATION TABLE



                                                                                           FUND COMPLEX
                                                                    ----------------------------------------------------------
                                                                         AGGREGATE            AGGREGATE             TOTAL
                         YEAR FIRST                                     PENSION OR        ESTIMATED MAXIMUM     COMPENSATION
                        APPOINTED OR      AGGREGATE COMPENSATION    RETIREMENT BENEFITS    ANNUAL BENEFITS     BEFORE DEFERRAL
                       ELECTED TO THE    BEFORE DEFERRAL FROM THE   ACCRUED AS PART OF    FROM THE FUND UPON      FROM FUND
       NAME(1)              BOARD                FUND(2)                EXPENSES(3)         RETIREMENT(4)        COMPLEX(5)
       -------         --------------    ------------------------   -------------------   ------------------   ---------------
J. Miles Branagan*          1991                    0                     $30,328              $60,000             $111,197
Linda Hutton Heagy*         1995                    0                       3,141               60,000              111,197
R. Craig Kennedy*           1995                    0                       2,229               60,000              111,197
Jack E. Nelson*             1995                    0                      15,820               60,000              104,322
Jerome L. Robinson          1995                    0                      32,020               15,750              107,947
Phillip B. Rooney*          1997                    0                           0               60,000               74,697
Dr. Fernando Sisto*         1973                    0                      60,208               60,000              111,197
Wayne W. Whalen*            1995                    0                      10,788               60,000              111,197


---------------

* Currently a member of the Board of Trustees. Mr. Phillip B. Rooney became a member of the Board of Trustees effective April 14, 1997 and thus does not have a full fiscal year of information to report.



(1) Persons not designated by an asterisk are not currently members of the Board of Trustees, but were members of the Board of Trustees during the Fund's most recently completed fiscal year. Mr. Robinson retired from the Board of Trustees on December 31, 1997. Trustees not eligible for compensation are not included in the compensation table.



(2) The amounts shown in this column represent the Aggregate Compensation before Deferral with respect to the Fund's fiscal year ended December 31, 1997. The following trustees deferred compensation from the Fund during the fiscal year ended December 31, 1997: Mr. Branagan, $0; Ms. Heagy, $0; Mr. Kennedy, $0; Mr. Nelson, $0; Mr. Robinson, $0; Mr. Rooney, $0; Dr. Sisto, $0; and Mr. Whalen, $0. Amounts deferred are retained by the Fund and earn a rate of return determined by reference to either the return on the common shares of the Fund or other funds in the Fund Complex as selected by the respective Non-Affiliated Trustee, with the same economic effect as if such Non-Affiliated Trustee had invested in one or more funds in the Fund Complex. To the extent permitted by the 1940 Act, each Fund may invest in securities of those funds selected by the Non-Affiliated Trustees in order to match the deferred compensation obligation. The cumulative deferred compensation (including interest) accrued with respect to each trustee, including former trustees, from the Fund as of December 31, 1997 is as follows:

    Mr. Branagan, $0; Ms. Heagy, $0; Mr. Kennedy, $0; Mr. Miller, $0; Mr. Nelson, $0; Mr. Rees, $0; Mr. Robinson, $0; Mr. Rooney, $0; Dr. Sisto, $0; and Mr. Whalen, $0. The deferred compensation plan is described above the Compensation Table.



(3) The amounts shown in this column represent the sum of the retirement benefits expected to be accrued by the operating investment companies in the Fund Complex for each of the current trustees for the funds' respective fiscal years ended in 1997. The retirement plan is described above the Compensation Table.



(4) For Mr. Robinson, this is the sum of the actual annual benefits payable by the operating investment companies in the Fund Complex as of the date of his retirement for each year of the 10-year period since his retirement. For the remaining trustees, this is the sum of the estimated maximum annual benefits payable by the operating investment companies in the Fund Complex for each year of the 10-year period commencing in the year of such trustee's anticipated retirement. The Retirement Plan is described above the Compensation Table.



(5) The amounts shown in this column represent the aggregate compensation paid by all operating investment companies in the Fund Complex as of December 31, 1997 before deferral by the trustees under the deferred compensation plan. Because the funds in the Fund Complex have different fiscal year ends, the amounts shown in this column are presented on a calendar year basis. Certain trustees deferred all or a portion of their aggregate compensation from the Fund Complex during the calendar year ended December 31, 1997. The deferred compensation earns a rate of return determined by reference to the return on the shares of the funds in the Fund Complex as selected by the respective Non-Affiliated Trustee, with the same economic effect as if such Non-Affiliated Trustee had invested in one or more funds in the Fund Complex. To the extent permitted by the 1940 Act, the Fund may invest in securities of those investment companies selected by the Non-Affiliated Trustees in order to match the deferred compensation obligation. The Advisers and their affiliates also serve as investment adviser for other investment companies; however, with the exception of Mr. Whalen, the Non-Affiliated Trustees were not trustees of such investment companies. Combining the Fund Complex with other investment companies advised by the Advisers and their affiliates, Mr. Whalen received Total Compensation of $268,447 during the calendar year ended December 31, 1997.



LEGAL COUNSEL


     Skadden, Arps, Slate, Meagher & Flom (Illinois).

INVESTMENT ADVISORY AGREEMENT

     The Fund and the Adviser are parties to an investment advisory agreement (the "Advisory Agreement"). Under the Advisory Agreement, the Fund retains the Adviser to manage the investment of its assets and to place orders for the purchase and sale of its portfolio securities. The Adviser is responsible for obtaining and evaluating economic, statistical, and financial data and for formulating and implementing investment programs in furtherance of the Fund's investment objectives. The Adviser also furnishes at no cost to the Fund (except as noted herein) the services of sufficient executive and clerical personnel for the Fund as are necessary to prepare registration statements, prospectuses, shareholder reports, and notices and proxy solicitation materials. In addition, the Adviser furnishes at no cost to the Fund the services of a President of the Fund, one or more Vice Presidents as needed, and a Secretary.

     Under the Advisory Agreement, the Fund bears the cost of its accounting services, which includes maintaining its financial books and records and calculating its daily net asset value. The costs of such accounting services include the salaries and overhead expenses of a Treasurer or other principal financial officer and the personnel operating under his direction. Payments are made to the Adviser or its parent in reimbursement of personnel, facilities, office space, and equipment costs attributable to the provision of accounting services to the Fund. The services are provided at cost which is allocated among the investment companies advised by the Adviser in the manner approved by the Board of Trustees from time to time. The Fund also pays shareholder service agency fees, distribution fees, service fees, custodian fees, legal and auditing fees, the costs of reports to shareholders and all other ordinary expenses not specifically assumed by the Adviser.

ITEM 15. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

    (a) See Item 6(b).

    (b) See Item 6(b).

    (c) None of the Fund's trustees or officers owns or is eligible to own shares of beneficial interest of the Fund.

ITEM 16. INVESTMENT ADVISORY AND OTHER SERVICES.


    (a) (i) The Adviser and ACCESS, the Fund's shareholder service agent, are wholly-owned subsidiaries of Van Kampen American Capital, Inc. ("VKAC"), which is an indirect wholly-owned subsidiary of Morgan Stanley Dean Witter & Co. The principal office of the Adviser and Van Kampen American Capital is located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181.



              Morgan Stanley Dean Witter & Co. and various of its directly or indirectly owned subsidiaries, including Morgan Stanley Asset Management, Inc., an investment adviser, Morgan Stanley & Co. Incorporated, a registered broker-dealer and investment adviser, and Morgan Stanley International, are engaged in a wide range of financial services. Their principal businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring and other corporate finance advisory activities; merchant banking; stock brokerage and research services; credit services; asset management; trading of futures, options, foreign exchange, commodities and swaps (involving foreign exchange, commodities, indices and interest rates); real estate advice, financing and investing; and global custody, securities clearance services and securities lending.



         (ii) See Item 14.


        (iii) The Fund and the Adviser are parties to an investment advisory agreement (the "Agreement") which provides that the Adviser will provide investment advisory services to the Fund at no fee. The Fund is, however, required to reimburse the Adviser for certain expenses as described in Item 16(b).


              The Agreement may be continued from year to year if specifically approved at least annually (a)(i) by the Fund's Trustees or (ii) by vote of a majority of the Fund's outstanding voting securities and (b) by the affirmative vote of a majority of the Trustees who are not parties to the agreement or interested persons of any such party by votes cast in person at a meeting called for that purpose. The Agreement provides that it may be terminated without penalty by either party on not more than 60 days, nor less than 30 days' written notice.


     (b) The investment advisory agreement between the Adviser and the Fund provides that the Adviser will supply investment research and portfolio management, including the selection of securities for the Fund to purchase. The Adviser also administers the business affairs of the Fund, furnishes offices, necessary facilities and equipment, provides administrative services, and permits its officers and employees to serve without compensation as officers of the Fund and trustees of the Trust if duly elected to such positions.

         The agreement provides that the Adviser shall not be liable for any error of judgment or of law, or for any loss suffered by the Fund in connection with the matters to which the agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under the agreement.

     (c) INAPPLICABLE

     (d) INAPPLICABLE

     (e) INAPPLICABLE

     (f) INAPPLICABLE

     (g) INAPPLICABLE

     (h) The custodian of all the Fund's assets is State Street Bank and Trust Company located at 225 Franklin Street, Boston, Massachusetts 02110.


         KPMG Peat Marwick LLP, Chicago, Illinois, the independent accountants for the Fund, performs an annual audit of the Fund's financial statements.



     (i) During the fiscal period ended December 31, 1997, the Fund paid ACCESS approximately $5,000. See also item 5(e).


ITEM 17. BROKERAGE ALLOCATION AND OTHER PRACTICES.

     (a) The Adviser places orders for portfolio transactions for the Fund with broker/dealer firms giving consideration to the quality, quantity and nature of each firm's professional services. These services include execution, clearance procedures, wire service quotations and statistical and other research information provided to the Fund and the investment adviser, including quotations necessary to determine the value of the Fund's net assets. Any research benefits derived are available for all clients of the investment adviser. Since statistical and other research information is only supplementary to the research efforts of the Adviser and still must be analyzed and reviewed by its staff, the receipt of research information is not expected to materially reduce its expenses.

         If it is believed to be in the best interests of the Fund, the Adviser may place portfolio transactions with brokers who provide the types of research service described above, even if it means the Fund will have to pay a higher commission (or, if the broker's profit is part of the
         cost   of the security, will have to pay a higher price for the
         security) than would be the case if no weight were given to the broker's furnishing of those research services. This will be done, however, only if, in the opinion of the Adviser, the amount of additional commission or increased cost is reasonable in relation to the value of such services.


     (b) Brokerage commissions paid by the Fund on portfolio transactions for the fiscal periods ended December 31, 1997 and 1996 totalled $43,318 and $153,935, respectively, to brokers selected primarily on the basis of research services provided.



         The Fund may place brokerage transactions with brokers that are considered affiliated persons of the Adviser such as Morgan Stanley Dean Witter & Co. The negotiated commission paid to an affiliated broker on any transaction would be comparable to that payable to a non-affiliated broker in a similar transaction.



         The Fund paid no commissions to Morgan Stanley Dean Witter & Co. during the fiscal period ended December 31, 1997.


     (c) In selecting among the firms believed to meet the criteria for handling a particular transaction, the Adviser may take into consideration that certain firms (i) provide market, statistical or other research information such as that set forth above to the Fund and the Adviser,
         (ii) have sold or are selling shares of the Fund and (iii) may be firms that are affiliated with the Fund, its investment adviser or its distributor and other principal underwriters. If purchases or sales of securities of the Fund and of one or more other investment companies or clients advised by the Adviser are considered at or about the same time, transactions in such securities will be allocated among the several investment companies and clients in a manner deemed equitable to all by the Adviser, taking into account the respective sizes of the funds and the amount of securities to be purchased or sold. Although it is possible that in some cases this procedure could have a
         detrimental    effect on the price or volume of the security as far as
         the Fund is concerned, it is also possible that the ability to participate in volume transactions and to negotiate lower brokerage commissions will be beneficial to the Fund.

         While the Adviser will be primarily responsible for the placement of the Fund's business, the policies and practices in this regard must be consistent with the foregoing and will at all times be subject to review by the Trustees of the Fund.

         The Trustees have adopted certain policies incorporating the standards of Rule 17e-1 issued by the SEC under the 1940 Act which requires that the commission paid to the Distributor and other affiliates of the Fund must be reasonable and fair compared to the commissions, fees or other remuneration received or to be received by other brokers in connection with comparable transactions involving similar securities during a comparable period of time. The rule and procedures also contain review requirements and require the Adviser to furnish reports to the Trustees and to maintain records in connection with such reviews. After consideration of all factors deemed relevant, the Trustees will consider from time to time whether the advisory fee will be reduced by all or a portion of the brokerage commission given to brokers that are affiliated with the Fund.

    (d)  See Item 17(b).

    (e)  INAPPLICABLE

ITEM 18. CAPITAL STOCK AND OTHER SECURITIES.

     See Item 6.

ITEM 19. PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED.

    (a)  See Item 7.

    (b)  See Item 8.

    (c)  INAPPLICABLE

ITEM 20. TAX STATUS.

     See Item 6(g).

ITEM 21. UNDERWRITERS.

    (a)  INAPPLICABLE

    (b)  INAPPLICABLE

    (c)  INAPPLICABLE

ITEM 22. CALCULATION OF PERFORMANCE DATA.

         INAPPLICABLE


ITEM 23. FINANCIAL STATEMENTS.



     Attached hereto.

                      REPORT OF INDEPENDENT ACCOUNTANTS




The Board of Trustees and Shareholders of
 Van Kampen American Capital Foreign Securities Fund:

We have audited the accompanying statement of assets and liabilities of Van Kampen American Capital Foreign Securities Fund (the "Fund"), including the portfolio of investments, as of December 31, 1997, the related statement of operations for the year then ended, and the statement of changes in net assets and financial highlights for the year then ended and for the period from July 1, 1996 (commencement of investment operations) through December 31, 1996. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1997, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Van Kampen American Capital Foreign Securities Fund as of December 31, 1997, the results of its operations for the year then ended, and the changes in its net assets and financial highlights for the year then ended and for the period from July 1, 1996 (commencement of investment operations) through December 31, 1996, in conformity with generally accepted accounting principles.



                                        KPMG Peat Marwick LLP


Chicago, Illinois
February 12, 1998

             VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

                           PORTFOLIO OF INVESTMENTS

                              DECEMBER 31, 1997
--------------------------------------------------------------------------------



Description                                                         Amortized Cost
------------------------------------------------------------------------------------
SHORT-TERM INVESTMENT 235.2%
UNITED STATES GOVERNMENT AGENCY OBLIGATIONS
Federal Home Loan Bank Discount Note ($150,000 par, yielding 5.83%,
01/02/98 maturity)......................................................   $149,976

LIABILITIES IN EXCESS OF OTHER ASSETS (135.2)%..........................    (86,210)
                                                                           --------
NET ASSETS 100.0%.......................................................   $ 63,766
                                                                           ========

























                                               See Notes to Financial Statements

               VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

                       STATEMENT OF ASSETS AND LIABILITIES

                                December 31, 1997
--------------------------------------------------------------------------------

ASSETS:
Total Investments (Cost $149,976)........................................................................    $ 149,976
Cash.....................................................................................................          683
Foreign Currency (Cost $3)...............................................................................            3
Receivables:
   Dividend..............................................................................................       19,035
   Other.................................................................................................        2,259
Unamortized Organizational Costs.........................................................................       45,669
                                                                                                             ---------
        Total Assets.....................................................................................      217,625
                                                                                                             ---------
LIABILITIES:
Payables:
  Organizational Costs...................................................................................       65,000
  Distributor and Affiliates.............................................................................       10,231
  Fund Shares Repurchased................................................................................        1,458
Accrued Expenses.........................................................................................       58,256
Trustees' Deferred Compensation and Retirement Plans.....................................................       18,914
                                                                                                             ---------
        Total Liabilities................................................................................      153,859
                                                                                                             ---------
NET ASSETS...............................................................................................    $  63,766
                                                                                                             =========

NET ASSETS CONSIST OF:
  Capital................................................................................................    $  85,473
  Net Unrealized Depreciation............................................................................       (2,856)
  Accumulated Net Investment Loss........................................................................      (18,851)
                                                                                                             ---------
NET ASSETS...............................................................................................    $  63,766
                                                                                                             =========

Net Asset Value, Offering Price and Redemption Price Per Share (Based on net assets of $63,766
  and 10,000 shares of beneficial interest issued and outstanding).......................................    $    6.38
                                                                                                             =========


                                               See Notes to Financial Statements

              VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

                            STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1997


INVESTMENT INCOME:
Interest..............................................................................      $    52,566
Dividends (Net of foreign withholding taxes of $5,051)................................           32,832
                                                                                            -----------
        Total Income..................................................................           85,398
                                                                                            -----------

EXPENSES:
Custody...............................................................................           32,427
Shareholder Reports...................................................................           20,658
Audit.................................................................................           17,140
Amortization of Organizational Costs..................................................           12,994
Trustees Fees' and Expenses...........................................................           12,813
Accounting............................................................................            9,323
Shareholder Services..................................................................            5,000
Legal.................................................................................            4,953
Other.................................................................................            5,717
                                                                                            -----------
        Total Expenses................................................................          121,025
                                                                                            -----------

NET INVESTMENT LOSS...................................................................      $   (35,627)
                                                                                            ===========

REALIZED AND UNREALIZED GAIN/LOSS:
Realized Gain/Loss:
   Investments........................................................................      $ 1,783,372
   Foreign Currency Transactions......................................................           (4,899)
                                                                                            -----------
Net Realized Gain.....................................................................        1,778,473
                                                                                            -----------

Unrealized Appreciation/Depreciation:
   Beginning of the Period............................................................        2,487,779
   End of the Period:.................................................................
     Foreign Currency Translation.....................................................           (2,856)
                                                                                            -----------
Net Unrealized Depreciation During the Period.........................................       (2,490,635)
                                                                                            -----------

NET REALIZED AND UNREALIZED LOSS......................................................      $  (712,162)
                                                                                            ===========

NET DECREASE IN NET ASSETS FROM OPERATIONS............................................      $  (747,789)
                                                                                            ===========

                                               See Notes to Financial Statements

             VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

                      STATEMENT OF CHANGES IN NET ASSETS

       For the Year Ended December 31, 1997 and the Period July 1, 1996
         (Commencement of Investment Operations) to December 31, 1996
--------------------------------------------------------------------------------

                                                                                                         July 1, 1996
                                                                                                        (Commencement
                                                                                                        of Investment
                                                                               Year Ended               Operations) to
                                                                            December 31, 1997         December 31, 1996
-----------------------------------------------------------------------------------------------------------------------
FROM INVESTMENT ACTIVITIES:
Operations:
Net Investment Income/Loss................................................    $    (35,627)                $    252,616
Net Realized Gain.........................................................       1,778,473                    2,224,597
Net Unrealized Appreciation/Depreciation During the Period................      (2,490,635)                   2,487,779
                                                                              ------------                 ------------

Change in Net Assets from Operations......................................        (747,789)                   4,964,992
                                                                              ------------                 ------------

Distributions from Net Investment Income..................................               0                     (252,616)
Distributions in Excess of Net Investment Income..........................               0                      (61,398)
                                                                              ------------                 ------------
Distributions from and in Excess of Net Investment Income.................               0                     (314,014)
Distributions from Net Realized Gain......................................          (8,725)                           0
                                                                              ------------                 ------------
Total Distributions.......................................................          (8,725)                    (314,014)
                                                                              ------------                 ------------
NET CHANGE IN NET ASSETS FROM INVESTMENT ACTIVITIES.......................        (756,514)                   4,650,978
                                                                              ------------                 ------------

FROM CAPITAL TRANSACTIONS:
Proceeds from Shares Sold.................................................               0                   80,500,000
Net Asset Value of Shares Issued Through Dividend Reinvestment............               0                      313,364
Cost of Shares Repurchased................................................     (43,744,062)                 (41,000,000)
                                                                              ------------                 ------------

NET CHANGE IN NET ASSETS FROM CAPITAL TRANSACTIONS........................     (43,744,062)                  39,813,364
                                                                              ------------                 ------------

TOTAL INCREASE/DECREASE IN NET ASSETS.....................................     (44,500,576)                  44,464,342

NET ASSETS:
Beginning of the Period...................................................      44,564,342                      100,000
                                                                              ------------                 ------------

End of the Period (including accumulated distributions in excess of net
  investment income of $18,851 and $54,939, respectively).................    $     63,766                 $ 44,564,342
                                                                              ============                 ============


                                               See Notes to Financial Statements

               VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

                              FINANCIAL HIGHLIGHTS

   The following schedule presents financial highlights for one share of the Fund outstanding throughout the periods indicated.
--------------------------------------------------------------------------------

                                                                                                  July 1, 1996
                                                                                                 (Commencement
                                                                                                 of Investment
                                                                           Year Ended            Operations) to
                                                                      December 31, 1997 (a)    December 31, 1996
----------------------------------------------------------------------------------------------------------------
Net Asset Value, Beginning of the Period................................     $    10.400             $    10.000
                                                                             -----------             -----------
Net Investment Income/Loss..............................................          (0.652)                   .052
Net Realized and Unrealized Gain/Loss...................................          (2.498)                   .413
                                                                             -----------             -----------

Total from Investment Operations........................................          (3.150)                   .465
                                                                             -----------             -----------

Less:
  Distributions from and in Excess of Net Investment Income.............           0.000                   0.065
  Distributions from Net Realized Gain..................................           0.873                   0.000
                                                                             -----------             -----------


Total Distributions.....................................................           0.873                   0.065
                                                                             -----------             -----------

Net Asset Value, End of the Period......................................     $     6.377              $   10.400
                                                                             ===========              ==========

Total Return............................................................         (30.26%)                  4.65%*

Net Assets at End of the Period (In millions)...........................            $0.1                   $44.6

Ratio of Expenses to Average Net Assets.................................           4.63%                   0.45%

Ratio of Net Investment Income to Average Net Assets....................          (1.36%)                  0.70%

Portfolio Turnover......................................................              1%                     76%*

Average Commission Paid Per Equity Share Traded (b).....................          $.0129                  $.0149



(a)   Based on average month-end shares outstanding.
(b) Represents the average brokerage commission paid per equity share traded during the period for trades where commissions were applicable.

* Non-Annualized



                                               See Notes to Financial Statements

               VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997
--------------------------------------------------------------------------------

1.  SIGNIFICANT ACCOUNTING POLICIES

Van Kampen American Capital Foreign Securities Fund (the "Fund") is organized as a Delaware business trust, and is registered as a diversified open-end management investment company under the Investment Company Act of 1940, as amended. The Fund's investment objective is to provide long-term growth of capital through investments in an internationally diversified portfolio of equity securities of companies of any country. The Fund commenced investment operations on July 1, 1996.

     The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A. SECURITY VALUATION - Investments in securities listed on a securities exchange are valued at their sales price as of the close of such securities exchange. Unlisted securities and listed securities for which the last sales price is not available are valued at the last bid price. For those securities where quotations or prices are not available, valuations are determined in accordance with the procedures established in good faith by the Board of Trustees. Short-term securities with remaining maturities of 60 days or less are valued at amortized cost.

B. SECURITY TRANSACTIONS - Security transactions are recorded on a trade date basis. Realized gains and losses are determined on an identified cost basis.

     The Fund may invest in repurchase agreements which are short-term investments in which the Fund acquires ownership of a debt security and the seller agrees to repurchase the security at a future time and specific price. The Fund may invest independently in repurchase agreements, or transfer uninvested cash balances into a pooled cash account along with other investment companies advised by Van Kampen American Capital Investment Advisory Corp. (the "Adviser") or its affiliates, the daily aggregate of which is invested in repurchase agreements. Repurchase agreements are fully collateralized by the underlying debt security. The Fund will make payment for such securities only upon physical delivery or evidence of book entry transfer to the account of the custodian bank. The seller is required to maintain the value of the underlying security at not less than the repurchase proceeds due to the Fund.

C. INVESTMENT INCOME - Dividend income is recorded on the ex-dividend date and interest income is recorded on an accrual basis.

D. CURRENCY TRANSLATION - Assets and liabilities denominated in foreign currencies are translated into U.S. dollars based on quoted exchange rates as of noon Eastern Time. Purchases and sales of portfolio securities are translated at the rate of exchange prevailing when such securities were acquired or sold. Income and expenses are translated at rates prevailing when accrued.

E. ORGANIZATIONAL COSTS - The Fund will reimburse Van Kampen American Capital Distributors, Inc. or its affiliates (collectively "VKAC") for costs incurred in connection with the Fund's organization in the amount of $65,000. These costs are being amortized on a straight line basis over the 60 month period ending June 30, 2001. The Adviser has agreed that in the event any of the initial shares of the Fund originally purchased by VKAC are redeemed during the amortization period, the Fund will be reimbursed for any unamortized organizational costs in the same proportion as the number of shares redeemed bears to the number of initial shares held at the time of redemption.

F. FEDERAL INCOME TAXES - It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income and gains to its shareholders. Therefore, no provision for federal income taxes is required.

     At December 31, 1997, for federal income tax purposes, the cost of short-term investments is $149,976; the aggregate gross unrealized appreciation is $0 and the aggregate gross unrealized depreciation is $0, resulting in no unrealized appreciation or depreciation.

G. DISTRIBUTION OF INCOME AND GAINS - The Fund declares and pays dividends annually from net investment income and net realized gains on securities, if any.
     Permanent differences between book and tax basis reporting have been identified and appropriately reclassified. Permanent miscellaneous differences of $3,916,171 were reclassified from accumlated net realized gain to capital. Additionally, permanent differences relating to net operating losses of $71,715 were reclassified from accumulated undistributed net investment income to accumulated net realized gain/loss.

             VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31,1997

2. INVESTMENT ADVISORY AGREEMENT AND OTHER TRANSACTIONS WITH AFFILIATES The Adviser serves as the investment manager of the Fund, but receives no compensation for its investment management services.

     For the year ended December 31, 1997, the Fund recognized expenses of approximately $1,300 representing legal services provided by Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel to the Fund, of which a trustee of the Fund is an affiliated person.

     For the year ended December 31, 1997, the Fund recognized expenses of approximately $10,200, representing VKAC's cost of providing accounting and legal services to the Fund.

     ACCESS Investor Services, Inc. ("ACCESS"), an affiliate of the Adviser, serves as the shareholder servicing agent for the Fund. For the year ended December 31, 1997, the Fund recognized expenses of approximately $5,000, representing ACCESS' cost of providing transfer agency and shareholder services plus a profit.

     Certain officers and trustees of the Fund are also officers and directors of VKAC. The Fund does not compensate its officers or trustees who are officers of VKAC.

     The Fund provides deferred compensation and retirement plans for its trustees who are not officers of VKAC. Under the deferred compensation plan, trustees may elect to defer all or a portion of their compensation to a later date. Benefits are payable for a ten-year period and are based upon each trustee's years of service to the fund. The maximum annual benefit per trustee under the plan is equal to $2,500.

     At December 31, 1997, VKAC owned 10,000 shares representing 100% of the outstanding shares.

3. CAPITAL TRANSACTIONS

The Fund is authorized to issue an unlimited number of shares of beneficial interest with a par value of $.01 per share. Fund shares are only available for purchase by Funds for which VKAC serves as investment adviser.

     At December 31, 1997 and December 31, 1996, capital aggregated $85,340 and $39,913,364, respectively. Transactions in common shares were as follows:

                                           YEAR ENDED           PERIOD ENDED
                                        DECEMBER 31, 1997     DECEMBER 31, 1996
-------------------------------------------------------------------------------
Beginning Shares........................    4,284,714                10,000
Shares Sold.............................            0             8,206,435
Shares Issued Through Dividend
  Reinvestment..........................            0                30,102
Shares Redeemed.........................   (4,274,714)           (3,961,823)
Net Increase/Decrease
  in Shares Outstanding.................   (4,274,714)            4,274,714
                                           ----------            ----------
Ending Shares...........................       10,000             4,284,714
                                           ==========            ==========

4.  INVESTMENT TRANSACTIONS

During the period, the cost of purchases and proceeds from sales of investments, excluding short-term investments, were $29,718 and $33,699,031 respectively.

                                     PART C

                               OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS.


    List of all financial statements and exhibits as part of the Registration Statement.


    (a) Financial Statements:

        Included in the Prospectus:
           None


        Included in Part B of the Registration Statement:


           Report of Independent Accountants
           Financial Statements
           Notes to Financial Statements

     (b) Exhibits


        (1)          Agreement and Declaration of Trust(1)
        (2)          Bylaws(1)
        (3)          Inapplicable
        (4)          Inapplicable
        (5)          Investment Advisory Agreement+
        (6)          Inapplicable
        (7)          Inapplicable
        (8)(a)       Custodian Contract(2)
           (b)       Transfer Agency and Service Agreement+
        (9)(a)       Fund Accounting Agreement+
           (b)       Amended and Restated Legal Services Agreement+
       (10)          Inapplicable (Omitted pursuant to Item 24(b))
       (11)          Consent of KPMG Peat Marwick LLP+
       (12)          Inapplicable (Omitted pursuant to Item 24(b))
       (13)          Inapplicable
       (14)          Inapplicable
       (15)          Inapplicable
       (16)          Inapplicable
       (27)          Financial Data Schedule+


---------------


(1) Incorporated herein by reference to Registrant's initial Registration Statement on Form N-1A, filed March 26, 1996.



(2) Incorporated herein by reference to Post-Effective Amendment No. 75 to Van Kampen American Capital Growth and Income Fund, File Nos. 2-21657 and 811-1228 filed on March 27, 1998.


+   Filed Herewith.

ITEM 25. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

     None

ITEM 26. NUMBER OF HOLDERS OF SECURITIES.


                          AS OF APRIL 3, 1998:
                     (1)                                   (2)
               TITLE OF CLASS                    NUMBER OF RECORD HOLDERS
               --------------                    ------------------------
Shares of Beneficial Interest, $0.01 par
  value                                                      6

ITEM 27. INDEMNIFICATION.

     Reference is made to Article 8, Section 8.4 of the Registrant's Agreement and Declaration of Trust.

     Article 8; Section 8.4 of the Agreement and Declaration of Trust provides that each officer and trustee of the Registrant shall be indemnified by the Registrant against all liabilities incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which the officer or trustee may be or may have been involved by reason of being or having been an officer or trustee, except that such indemnity shall not protect any such person against a liability to the Registrant or any shareholder thereof to which such person would otherwise be subject by reason of (i) not acting in good faith in the reasonable belief that such person's actions were not in the best interest of the Trust, (ii) willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, (iii) for a criminal proceeding, not having a reasonable cause to believe that such conduct was unlawful (collectively "Disabling Conduct"). Absent a court determination that an officer or trustee seeking indemnification was not liable on the merits or guilty of Disabling Conduct in the conduct of his or her office, the decision by the Registrant to indemnify such person must be based upon the reasonable determination of independent counsel or non-party independent trustees, after review of the facts, that such officer or trustee is not guilty of Disabling Conduct in the conduct of his or her office.

     The Registrant has purchased insurance on behalf of its officers and trustees protecting such persons from liability arising from their activities as officers or trustees of the Registrant. The insurance does not protect or purport to protect such persons from liability to the Registrant or to its shareholders to which such officer or trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of their office.

     Conditional advancing of indemnification monies may be made if the trustee or officer undertakes to repay the advance unless it is ultimately determined that he or she is entitled to the indemnification and only if the following conditions are met: (1) the trustee or officer provides a security for the undertaking; (2) the Registrant is insured against losses arising from lawful advances; or (3) a majority of a quorum of the Registrant's disinterested, non-party trustees, or an independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts, that a recipient of the advance ultimately will be found entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the trustee, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 28. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.


     See "Management of the Fund" in Part A and "Management of the Fund" in the Statement of Additional Information for information regarding the business of Van Kampen American Capital Investment Advisory Corp. (the "Adviser"). For information as to the business, profession, vocation and employment of a substantial nature of directors and officers of the Adviser, reference is made to the Adviser's current Form ADV (File No. 801-18161) filed under the Investment Advisers Act of 1940, as amended, incorporated herein by reference.


ITEM 29. PRINCIPAL UNDERWRITERS.

     Not applicable.

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS.


     All accounts, books and other documents required by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder to be maintained (i) by Registrant will be maintained at its offices, located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181, ACCESS Investor Services, Inc., 7501 Tiffany Springs Parkway, Kansas City, Missouri 64153, or at the State Street Bank and Trust Company, 1776 Heritage Drive, North Quincy, MA; and (ii) by the Adviser, will be maintained at its offices, located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181; and (iii) by Van Kampen American Capital Distributors, Inc., the principal underwriter, will be maintained at its offices located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181.


ITEM 31. MANAGEMENT SERVICES.

     Not applicable.

ITEM 32. UNDERTAKINGS.

     Not applicable.

                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Van Kampen American Capital Foreign Securities Fund, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Oakbrook Terrace, State of Illinois, on the 24th day of April, 1998.


                                VAN KAMPEN AMERICAN CAPITAL
                                FOREIGN SECURITIES FUND

                                By             /s/  RONALD A. NYBERG
                                  ----------------------------------------------
                                  Ronald A. Nyberg, Vice President and Secretary

              VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

                         INDEX TO EXHIBITS TO FORM N-1A
             AS SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION

                               ON APRIL 27, 1998



EXHIBIT
  NO.                              DESCRIPTION OF EXHIBIT
-------                            ----------------------
   (5)          Investment Advisory Agreement
   (8)(b)       Transfer Agency and Service Agreement
   (9)(a)       Fund Accounting Agreement
      (b)       Amended and Restated Legal Services Agreement
  (11)          Consent of KPMG Peat Marwick LLP
  (27)          Financial Data Schedule